Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports First Quarter 2019 Results
Continued Financial Execution, Global Distributed Generation Strength

SAN JOSE, Calif., May 9, 2019 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its first quarter ended March 31, 2019.

First Quarter Highlights

•	Launched new portfolio of Maxeon and Performance Series (P-Series) panels in U.S. and international markets

•	Agreement to monetize commercial sale-leaseback portfolio for $87 million; sold first C&I project under innovative financing partnership with Goldman Sachs Renewable Power

•	SunPower Energy Services (SPES)

◦	Commenced U.S. shipments of 415-watt residential A-Series panel

◦	Helix storage solutions pipeline increased to 110 megawatts (MW) with 35 percent attach rate

•	SunPower Technologies (SPT)

◦	World record 25 percent Maxeon Gen 5 solar cells in volume production; initiated tool install for second manufacturing line

◦	Strong volume growth in international distributed generation (DG) markets

($ Millions, except percentages and per-share data)	1st Quarter 2019	4th Quarter 2018	1st Quarter 2018
GAAP revenue	$348.2	$456.8	$391.9
GAAP gross margin	(10.7)%	(1.7)%	2.6%
GAAP net loss	$(89.7)	$(158.2)	$(116.0)
GAAP net loss per diluted share	$(0.63)	$(1.12)	$(0.83)
Non-GAAP revenue[1]	$411.6	$525.4	$398.9
Non-GAAP gross margin[1]	6.0%	6.9%	6.5%
Non-GAAP net loss[1]	$(57.4)	$(30.3)	$(28.2)
Non-GAAP net loss per diluted share[1]	$(0.41)	$(0.21)	$(0.20)
Adjusted EBITDA[1]	$(23.8)	$13.6	$32.3
MW Deployed	455	441	326
1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.

“We executed well as we met or exceeded our key financial guidance metrics for the first quarter while laying the foundation for improved profitability in the second half of the year,” said Tom Werner, SunPower CEO and chairman of the board.

“Demand in our global DG business remains strong and we expanded shipments into the international power plant market. In the first quarter, we introduced exciting new products in both the upstream and downstream parts of the value chain. Upstream, we introduced a new portfolio of residential Maxeon and P-Series panels for both U.S. and international residential markets and we are already seeing significant demand for these new products in our global DG business. We also began shipment of P-Series panels from our Oregon factory and the ramp of our 25 percent efficient Maxeon Gen 5 cell technology in Fab 3 is continuing. In our downstream business we unveiled a revolutionary online, instant design platform for our North American residential market that will improve customer experience while reducing costs."

SunPower Energy Services (SPES) - North American Residential and Commercial Businesses
“In the first quarter, our residential business was impacted by unusually severe weather and related installation delays in several key markets which limited MW volume. However, we offset this impact due to our prudent management of expenses, improved operational efficiency and a stable pricing environment. Customer response to the launch of our new A-Series panel, the industry’s first 415-watt residential module, has been very strong and we expect to allocate all of our capacity for this product to the U.S. market at least through the end of 2019. Additionally, we continued to see further traction for our loan product as deployed MW tripled year over year. With forecasted MW growth of 15 percent, our New Homes backlog of 35,000 customers and the launch of both our Equinox storage and services platform and our instant design digital application in the second half of the year, we are confident in our ability to meet our residential installation targets in 2019.

“In Commercial, we continued to build on our market leadership position, adding both new and existing customers to our 1.3 gigawatt (GW) installed base. Interest in our Helix solar-plus-storage solution remains high as our storage pipeline now exceeds 110-MW with attach rates in excess of 35 percent. We are also well positioned for significant growth in the second half of the year given our first quarter bookings, with more than 80 percent of our 2019 volume forecast now in backlog."

SunPower Technologies (SPT) - Manufacturing, International DG / Power Plant panel businesses
“SunPower Technologies, which manufactures, designs and sells the world’s most efficient solar cells and panels, also posted solid financial performance for the quarter, exceeding revenue and shipment forecasts. The ramp of our Maxeon Gen 5 solar cell and panel technology is continuing and we recently commenced tool installation for our second manufacturing line which will bring nameplate Maxeon Gen 5 capacity to approximately 250-MW by the end of the year. Additionally, the ramp of P-Series production in Oregon is also continuing with U.S. shipments planned for up to 150-MW this year. In our panel sales business, we are benefitting from our new, DG focused international channel strategy as Europe, Japan and Australia all exceeded their revenue and shipment plans in the first quarter. Customer response in our core international DG markets to our new 400-watt Maxeon and new P-19 residential panels has been very strong, and we are currently fully allocated for both of these products in the second quarter with bookings now building for the second half of 2019. We are also executing on our robust pipeline of P-19 demand for the global power plant business, where we are fully booked for the balance of 2019. Finally, we are operating our fabs at 100 percent utilization to meet the strong demand for our products as well as the production of up to 200-MW of panels for our 2019 U.S. safe harbor program,” Werner concluded.

“Solid execution enabled us to meet or exceed our key financial guidance targets for the quarter as we positioned ourselves for a strong second half of the year,” said Manavendra Sial, SunPower chief financial officer. “We continued our focus on improving cash flow while further investing in our growth initiatives. We also expect to receive $87 million from closings under the previously announced sale of our commercial sale-leaseback portfolio in the second quarter, as well as finalizing certain strategic DG financing programs that we believe are more capital efficient while improving margins. We remain committed to achieving positive cash flow at the business unit level in the second half of the year while improving our profitability throughout 2019."

First quarter fiscal year 2019 non-GAAP results exclude net adjustments that, in the aggregate, improved non-GAAP earnings by $32.3 million, including $49.4 million related to cost of above-market polysilicon, $8.3 million related to impairment and sale of residential lease assets, $5.7 million related to stock-based compensation expense, $4.9 million related to legacy sale-leaseback transactions, $2.6 million related to business reorganization costs, $1.8 million related to intangibles, $1.5 million related to tax effect, $1.4 million transaction-related costs, and $0.1 million related to utility and power plant projects, partially offset by $33.0 million related to unrealized gain on equity investment, $6.1 million related to gain on business divestiture, $3.7 million related to construction revenue on solar services contracts, and $0.6 million related to restructuring expense.

Financial Outlook
The company continues to expect financial performance to improve on a quarterly basis throughout fiscal year 2019 with performance weighted towards the second half of the year.

The company’s second quarter 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $370 million to $410 million, gross margin of 0 percent to 3 percent and net income of $0 million to $20 million. On a non-GAAP basis, the company expects revenue of $420 million to $460 million, gross margin of 7 percent to 10 percent, Adjusted EBITDA of $(5) million to $15 million and MW deployed in the range of 550 MW to 600 MW.

The company's fiscal year 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $1.8 billion to $1.9 billion and a net loss of $120 million to $100 million. On a non-GAAP basis, revenue of $1.9 billion to $2.0 billion and operational expenses of less than $270 million. Gigawatts deployed is expected to be in the range of 1.9 GW to 2.1 GW in addition to the company’s safe harbor program and capital expenditures of approximately $65 million.

The company is also raising its fiscal year 2019 Adjusted EBITDA guidance to the range of $90 million to $110 million compared to previous guidance of $80 million to $110 million.

The company will also host a conference call for investors this afternoon to discuss its first quarter 2019 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its first quarter 2019 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate MW on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ: SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our expectations regarding our future financial performance, including with respect to profitability, cash flow, and margins; (b) our plans and expectations regarding manufacturing expansion, and production goals and ramps, including the timing of our ramp of Maxeon and P-Series production expansion and planned shipments; (c) our plans and expectations for our products and planned products, including product allocation, anticipated customer adoption and cost impacts, launch timing, and impacts on our financial performance and our ability to meet our targets and goals; (d) our expectations and plans regarding growth, demand, revenue, and volume; (e) our plans and expectations regarding fab utilization and our safe harbor program; (f) the anticipated timing and financial impact of future closings under our commercial lease portfolio sale; (g) our plans and expectations for strategic DG financing programs, including their impact on capital efficiency and margins; (h) our positioning for future success and profitability and long-term competitiveness, and our ability to achieve our financial and strategic goals; (g) our expectations regarding financial performance improvement and timing during fiscal year 2019; (h) our second quarter fiscal 2019 guidance, including GAAP revenue, gross margin, and net income, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, and MW deployed, and related assumptions; and (i) fiscal year 2019 guidance, including, GAAP and non-GAAP revenue, non-GAAP GW deployed, non-GAAP operational expenses, non- GAAP capital expenditures, and Adjusted EBITDA, and related assumptions. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) changes in public policy, including the imposition and applicability of tariffs; (4) regulatory changes and the availability of economic incentives promoting use of solar energy; (5) challenges inherent in constructing certain of our large projects, including regulatory hurdles and other difficulties that may arise; (6) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (7) fluctuations in our operating results; (8) appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; (9) challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships; (10) challenges in executing transactions key to our strategic plans; and (11) our ability to successfully implement actions to complete our restructuring plan and associated initiatives, including plans to streamline our business and focus.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent report on Form 10-K, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2019 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$185,554	$309,407
Restricted cash and cash equivalents, current portion	864	41,762
Accounts receivable, net	156,445	175,605
Contract assets	57,282	58,994
Inventories	334,390	308,146
Advances to suppliers, current portion	95,603	37,878
Project assets - plants and land, current portion	10,246	10,796
Prepaid expenses and other current assets	99,675	131,183
Assets held for sale	550,073	—
Total current assets	1,490,132	1,073,771

Restricted cash and cash equivalents, net of current portion	13,345	12,594
Restricted long-term marketable securities	5,948	5,955
Property, plant and equipment, net	413,347	839,871
Operating lease right-of-use assets	32,638	—
Solar power systems leased and to be leased, net	74,134	92,557
Advances to suppliers, net of current portion	62,914	133,694
Long-term financing receivables, net - held for sale	19,044	19,592
Other intangible assets, net	10,858	12,582
Other long-term assets	185,371	162,033
Total assets	$2,307,731	$2,352,649

Liabilities and Equity
Current liabilities:
Accounts payable	$347,233	$325,550
Accrued liabilities	190,095	235,252
Operating lease liabilities, current portion	8,502	—
Contract liabilities, current portion	92,621	104,130
Short-term debt	41,838	40,074
Liabilities held for sale	619,538	—
Total current liabilities	1,299,827	705,006

Long-term debt	71,593	40,528
Convertible debt	818,832	818,356
Operating lease liabilities, net of current portion	29,490	—
Contract liabilities, net of current portion	75,059	99,509
Other long-term liabilities	234,386	839,136
Total liabilities	2,529,187	2,502,535

Equity:
Preferred stock	—	—

Common stock	142	141
Additional paid-in capital	2,469,998	2,463,370
Accumulated deficit	(2,561,561)	(2,480,988)
Accumulated other comprehensive loss	(4,051)	(4,150)
Treasury stock, at cost	(190,940)	(187,069)
Total stockholders' deficit	(286,412)	(208,696)
Noncontrolling interests in subsidiaries	64,956	58,810
Total deficit	(221,456)	(149,886)
Total liabilities and equity	$2,307,731	$2,352,649

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
Revenue:
SunPower Energy Services	$178,221	$265,427	$246,928
SunPower Technologies	230,804	277,256	253,834
Intersegment eliminations	(60,800)	(85,846)	(108,874)
Total revenue	348,225	456,837	391,888
Cost of revenue:
SunPower Energy Services	171,078	245,301	206,003
SunPower Technologies	282,868	296,872	278,041
Intersegment eliminations	(68,436)	(77,765)	(102,730)
Total cost of revenue	385,510	464,408	381,314
Gross profit (loss)	(37,285)	(7,571)	10,574
Operating expenses:
Research and development	14,993	15,481	19,052
Sales, general and administrative	62,857	53,839	65,295
Restructuring charges (credits)	(665)	(1,107)	11,177
Impairment and sale of residential lease assets	9,226	81,086	49,092
Gain on business divestiture	(6,114)	—	—
Total operating expenses	80,297	149,299	144,616
Operating loss	(117,582)	(156,870)	(134,042)
Other income (expense), net:
Interest income	852	777	529
Interest expense	(16,791)	(30,214)	(25,106)
Other, net	33,073	6,539	15,794
Other income (expense), net	17,134	(22,898)	(8,783)
Loss before income taxes and equity in losses of unconsolidated investees	(100,448)	(179,768)	(142,825)
Benefit from (provision for) income taxes	(5,797)	8,379	(2,628)
Equity in earnings (losses) of unconsolidated investees	1,680	(757)	(2,144)
Net loss	(104,565)	(172,146)	(147,597)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	14,841	13,972	31,623
Net loss attributable to stockholders	$(89,724)	$(158,174)	$(115,974)

Basic and diluted net loss per share attributable to stockholders	$(0.63)	$(1.12)	$(0.83)
Basic and diluted weighted-average shares	141,720	141,136	140,212

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
Cash flows from operating activities:
Net loss	$(104,565)	$(172,146)	$(147,597)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,190	24,060	39,833
Stock-based compensation	5,666	6,266	7,053
Non-cash interest expense	2,415	3,213	4,443
Dividend from equity method investee	—	—	5,399
Equity in (earnings) losses of unconsolidated investees	(1,680)	756	2,144
Unrealized (gain) loss on equity investment with readily determinable fair value	(33,000)	150	—
Gain on business divestiture	(6,114)	—	—
Gain on sale of equity investments, net	—	(3,628)	(15,576)
Deferred income taxes	2,048	(9,868)	(344)
Loss on sale and impairment of residential lease assets	9,226	81,086	49,092
Other, net	—	(1,059)	972
Changes in operating assets and liabilities:
Accounts receivable	12,196	18,916	13,924
Contract assets	1,712	(5,495)	(23,561)
Inventories	(41,718)	64,617	(34,195)
Project assets	776	48,652	20,484
Prepaid expenses and other assets	11,727	(17,161)	10,885
Operating lease right-of-use assets	2,603	—	—
Long-term financing receivables, net	(1,611)	(31,006)	(38,114)
Advances to suppliers	13,055	15,236	5,149
Accounts payable and other accrued liabilities	(28,819)	(58,230)	(100,156)
Contract liabilities	(14,578)	9,328	(33,097)
Operating lease liabilities	(2,559)	—	—
Net cash used in operating activities	(149,030)	(26,313)	(233,262)
Cash flows from investing activities:
Purchases of property, plant and equipment	(6,548)	(7,198)	(8,859)
Cash paid for solar power systems, leased, net	—	(12,953)	(23,787)
Cash paid for solar power systems	(27,600)	(37,468)	(2,604)
Cash outflow from sale of residential lease portfolio, net of cash sold		(28,004)	—
Proceeds from sale of cost method investments	—	33,402	—
Cash paid for acquisitions, net of cash acquired	—	(17,000)	—
Dividend from equity method investee	—	—	2,694
Proceeds from sale of equity method investments	—	2,540	27,282
Proceeds from business divestitures	9,677	10,000	—

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
Cash paid for investments in unconsolidated investees	—	(626)	(6,349)
Net cash used in investing activities	(24,471)	(57,307)	(11,623)
Cash flows from financing activities:
Proceeds from bank loans and other debt	67,979	60,199	49,794
Repayment of bank loans and other debt	(58,372)	(59,023)	(51,052)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	22,255	5,079	32,687
Repayment of non-recourse residential financing	—	(2,427)	(3,781)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	20,987	43,526	36,726
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	—	(2,742)	(5,422)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	—	75,754	9,104
Repayment of non-recourse power plant and commercial financing	—	(26,383)	(890)
Settlement of contingent consideration arrangement	(2,448)	—	—
Purchases of stock for tax withholding obligations on vested restricted stock	(3,872)	(281)	(4,526)
Net cash provided by financing activities	46,529	93,702	62,640
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	112	1,296	477
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(126,860)	11,378	(181,768)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period[1]	363,763	352,385	544,337
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period[1]	$236,903	$363,763	$362,569

Non-cash transactions:
Costs of solar power systems, leased and to be leased, sourced from existing inventory	$—	$5,975	$14,354
Costs of solar power systems, leased and to be leased, funded by liabilities	$—	$3,631	$5,835
Costs of solar power systems sourced from existing inventory	$16,406	$—	$—
Costs of solar power systems funded by liabilities	$4,553	$—	$—
Costs of solar power systems under sale-leaseback financing arrangements, sourced from project assets	$—	$56,332	$9,791
Property, plant and equipment acquisitions funded by liabilities	$10,792	$8,214	$12,768
Acquisition funded by liabilities	$—	$9,000	$—
Contractual obligations satisfied with inventory	$—	$7,924	$17,517
Assumption of debt by buyer upon sale of equity interest	$—	$—	$27,321

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
Assumption of mezzanine loan by SunStrong in connection with sale of residential lease assets	$—	$106,958	$—
Assumption of back leverage loans by SunStrong in connection with sale of residential lease assets	$—	$454,630	$—
Retained interest in SunStrong lease portfolio	$—	$9,750	$—
Receivables in connection with sale of residential lease portfolio	$—	$12,510	$—
Right-of-use assets obtained in exchange of lease obligations	$81,525	$—	$—

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures. The specific non-GAAP measures listed below are: revenue; gross margin; net loss; net loss per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; and therefore, should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, legacy utility and power plant projects, legacy sale-leaseback transactions and construction services for residential customer contracts, each of which described below. In addition to the above adjustments, non-GAAP gross margin includes adjustments relating to impairment and sale of residential lease assets, cost of above-market polysilicon, stock-based compensation, amortization of intangible assets, and depreciation of idle equipment, each of which is described below. In addition to the above adjustments, non-GAAP net loss and non-GAAP net loss per diluted share are adjusted for adjustments relating to gain on business divestiture, transaction-related costs, business reorganization costs, non-cash interest expense, restructuring expense, the tax effect of these non-GAAP adjustments, and other items, each of which is described below. In addition to the above adjustments as non-GAAP net loss, Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for (benefit from) income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of Total S.A., our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of Total S.A.

•
8point3: The company includes adjustments related to the sales of projects contributed to 8point3 Energy Partners based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion was deferred in proportion to its retained equity interest in 8point3 Energy Partners, at the time. Prior to the adoption of ASC 606, these sales were recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. The company adopted ASC 606 on January 1, 2018, using the full retrospective method, which required it to restate each prior period presented. The company recorded a material amount of deferred profit associated with projects sold to 8point3 Energy Partners in 2015, the majority of which had previously been deferred under real estate accounting. Accordingly, the carrying value in the 8point3 Group materially increased upon adoption which required us to evaluate the company's investment in 8point3 Energy Partners for other-than-temporary impairment ("OTTI"). In accordance with such evaluation, the company recognized an OTTI charge on the 8point3 investment balance in fiscal 2017. On June 19, 2018, the company sold its equity interest in the 8point3 Group.

•
Legacy utility and power plant projects: The company includes adjustments related to revenue recognition of certain utility and power plant projects based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations and, when relevant, the allocation of revenue and margin to the company’s project development efforts at the time of initial project sale. Prior to the adoption of ASC 606, such projects were accounted for under real estate accounting guidance, under which no separate allocation to the company’s project development efforts occurs and the amount of revenue and margin that is recognized may be limited in circumstances where the company has certain forms of continuing involvement in the project. Under ASC 606, such projects are accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and margin than previous GAAP. Over the life of each project, cumulative revenue and gross profit will eventually be equivalent under both ASC 606 and non-GAAP once these projects are completed.

•
Legacy sale-leaseback transactions: The company includes adjustments primarily related to revenue recognition on certain legacy sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions were accounted for under the financing method in accordance with the applicable accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization. Under IFRS, revenue and profit are recognized at the time of sale to the buyer-lessor if certain criteria are met.

•
Unrealized (gain) loss in equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, unrealized gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by Total S.A. Management believes that excluding the unrealized gain or loss on the equity investments is consistent with the company's internal reporting process as part of its status as a consolidated subsidiary of Total S.A. and better reflects the company's ongoing results.

Other Non-GAAP Adjustments

•
Impairment and sale of residential lease assets: In the fourth quarter of fiscal 2017, the company made the decision to sell or refinance its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. In connection with the impairment loss, the carrying values of the company's solar power systems leased and to be leased were reduced which resulted in lower depreciation charges. In the fourth quarter of fiscal 2018, the company sold membership units representing a 49% membership interest in its residential lease business and retained a 51% membership interest. The loss on divestment and the remaining unsold residential lease assets impairment with its corresponding depreciation savings are excluded from the company’s non-GAAP results as they are non-cash in nature and not reflective of ongoing operating results.

•
Construction revenue on solar services contracts: Upon adoption of the new lease accounting guidance (“ASC 842”) in the first quarter of fiscal 2019, revenue and cost of revenue on solar services contracts with residential customers are recognized ratably over the term of those contracts, once the projects are placed in service. For non-GAAP results, the company recognizes revenue and cost of revenue upfront based on the expected cash proceeds to align with the legacy lease accounting guidance. Management believes it is appropriate to recognize revenue and cost of revenue upfront based on total expected cash proceeds, as it better reflects our ongoing results as such method aligns revenue and costs incurred most accurately in the same period.

•
Cost of above-market polysilicon: The company has entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in select legacy supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed current market prices. Additionally, in order to reduce inventory and improve working capital, the company has periodically elected to sell polysilicon inventory in the marketplace at prices below the company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Stock-based compensation: Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets: The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Depreciation of idle equipment: In the fourth quarter of 2017, the company changed the deployment plan for its next generation of solar cell technology, and revised its depreciation estimates to reflect the use of certain assets over its shortened useful life. Such asset depreciation is excluded from the company's non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

•
Gain on business divestiture: In the first quarter of fiscal 2019, the company entered into a transaction pursuant to which it sold membership interest in certain of its subsidiaries that own leasehold interests in projects subject to sale-leaseback financing arrangements. In connection with this sale, the company recognized a gain relating to this business divestiture. Management believes that it is appropriate to exclude this gain from our non-GAAP results as it is not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. Management believes that it is appropriate to exclude these costs from the company’s non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Business reorganization costs: In connection with the reorganization of our business into an upstream and downstream business unit structure, the company incurred and expect to continue incurring expenses in the upcoming quarters associated with reclassifying prior period segment information, reorganization of corporate functions and responsibilities to the business units, updating accounting policies and processes and implementing systems to fulfill the requirements of the master supply agreement between the segments.

Management believes that it is appropriate to exclude these from the company’s non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Non-cash interest expense: The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expenses: The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments. When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact of the following items during the period:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
GAAP revenue	$348,225	$456,837	$391,888
Adjustments based on IFRS:
8point3	—	—	(251)
Legacy utility and power plant projects	(171)	(691)	(1,792)
Legacy sale-leaseback transactions	—	69,254	9,103
Construction revenue on solar services contracts	63,505	—	—
Non-GAAP revenue	$411,559	$525,400	$398,948

Adjustments to Gross Profit (Loss) / Margin:

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
GAAP gross profit (loss)	$(37,285)	$(7,571)	$10,574
Adjustments based on IFRS:
Legacy utility and power plant projects	116	(569)	(268)
Legacy sale-leaseback transactions	(823)	6,132	(3,039)
Other adjustments:
Impairment and sale of residential lease assets	(125)	(2,163)	(3,853)
Construction revenue on solar services contracts	11,386	—	—
Cost of above-market polysilicon	49,428	37,231	18,700
Stock-based compensation expense	168	1,236	941
Amortization of intangible assets	1,786	1,889	2,492
Depreciation of idle equipment	—	—	721
Non-GAAP gross profit	$24,651	$36,185	$26,268

GAAP gross margin (%)	(10.7)%	(1.7)%	2.7%
Non-GAAP gross margin (%)	6.0%	6.9%	6.6%

Adjustments to Net Income (Loss):

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
GAAP net loss attributable to stockholders	$(89,724)	$(158,174)	$(115,974)
Adjustments based on IFRS:
8point3	—	—	(177)
Legacy utility and power plant projects	116	(569)	(268)
Legacy sale-leaseback transactions	4,911	10,984	1,373
Unrealized (gain) loss on equity investment	(33,000)	150	—
Other adjustments:
Impairment and sale of residential lease assets	8,313	81,273	45,139
Construction revenue on solar services contracts	(3,740)	—	—
Cost of above-market polysilicon	49,428	37,231	18,700
Stock-based compensation expense	5,666	6,424	8,758
Amortization of intangible assets	1,786	1,889	2,492
Depreciation of idle equipment	—	—	721
Gain on business divestiture	(6,114)	—	—
Transaction-related costs	1,422	(3,142)	—
Business reorganization costs	2,649	1,330	—
Non-cash interest expense	10	10	22
Restructuring charges (credits)	(665)	(1,107)	11,177
Tax effect	1,518	(6,605)	(170)
Non-GAAP net loss attributable to stockholders	$(57,424)	$(30,306)	$(28,207)

Adjustments to Net Loss per diluted share:

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
Net loss per diluted share
Numerator:
GAAP net loss available to common stockholders[1]	$(89,724)	$(158,174)	$(115,974)
Non-GAAP net loss available to common stockholders[1]	$(57,424)	$(30,306)	$(28,207)

Denominator:
GAAP weighted-average shares	141,720	141,136	140,212
Effect of dilutive securities:
Restricted stock units	—	—	—
Upfront warrants (held by Total)	—	—	—
Non-GAAP weighted-average shares[1]	141,720	141,136	140,212

GAAP net loss per diluted share	$(0.63)	$(1.12)	$(0.83)
Non-GAAP net loss per diluted share	$(0.41)	$(0.21)	$(0.20)
1In accordance with the if-converted method, net loss available to common stockholders excludes interest expense related to the 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net loss per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net loss per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED
	March 31, 2019	December 30, 2018	April 1, 2018
GAAP net loss attributable to stockholders	$(89,724)	$(158,174)	$(115,974)
Adjustments based on IFRS:
8point3	—	—	(177)
Legacy utility and power plant projects	116	(569)	(268)
Legacy sale-leaseback transactions	4,911	10,984	1,373
Unrealized (gain) loss on equity investment	(33,000)	150	—
Other adjustments:
Impairment and sale of residential lease assets	8,313	81,273	45,139
Construction revenue on solar services contracts	(3,740)	—	—
Cost of above-market polysilicon	49,428	37,231	18,700
Stock-based compensation expense	5,666	6,424	8,758
Amortization of intangible assets	1,786	1,889	2,492
Depreciation of idle equipment	—	—	721
Gain on business divestiture	(6,114)	—	—
Transaction-related costs	1,422	(3,142)	—
Business reorganization costs	2,649	1,330	—
Non-cash interest expense	10	10	22
Restructuring charges (credits)	(665)	(1,107)	11,177
Cash interest expense, net of interest income	10,206	24,584	20,165
Provision for (benefit from) income taxes	5,797	(8,379)	2,628
Depreciation	19,181	21,054	37,576
Adjusted EBITDA	$(23,758)	$13,558	$32,332

Q2 2019 and FY 2019 GUIDANCE

(in thousands except percentages)	Q2 2019	FY 2019
Revenue (GAAP)	$370,000-$410,000	$1,800,000-$1,900,000
Revenue (non-GAAP)[1]	$420,000-$460,000	$1,900,000-$2,000,000
Gross margin (GAAP)	0% - 3%	N/A
Gross margin (non-GAAP)[2]	7% - 10%	N/A
Net income (loss) (GAAP)	$0-$20,000	$(120,000)-$(100,000)
Adjusted EBITDA[3]	$(5,000)-$15,000	$90,000-$110,000

1.
Estimated non-GAAP amounts above for Q2 2019 and fiscal 2019 include net adjustments that increase revenue by approximately $50 million and $114 million, respectively, related to construction revenue on solar services contracts.

2.
Estimated non-GAAP amounts above for Q2 2019 include net adjustments that increase gross margin by approximately $24 million related to cost of above-market polysilicon, $4 million related to construction revenue on solar services contracts, $2 million related to stock-based compensation expense, and $2 million related to amortization of intangible assets.

3.
Estimated Adjusted EBITDA amounts above for Q2 2019 include net adjustments that increase (decrease) net income by approximately $24 million related to cost of above-market polysilicon, $17 million related to depreciation, $15 million related to impairment of lease assets, $10 million related to interest expense, $8 million related to stock-based compensation expense, $6 million related to income taxes, $5 million related to business reorganization costs, $2 million related to amortization of intangible assets, $2 million related to restructuring, $(91) million related to the gain on sale of our membership interest in the commercial sale-leaseback portfolio, and $(3) million related to construction revenue on solar services contracts. Estimated non-GAAP amounts above for fiscal 2019 include net adjustments that decrease (increase) net loss by approximately $132 million related to cost of above-market polysilicon, $70 million related to depreciation, $40 million related to interest expense, $32 million related to impairment of lease assets, $30 million related to stock-based compensation expense, $16 million related to income taxes, $16 million related to business reorganization costs, $8 million related to amortization of intangible assets, $4 million related to restructuring, $2 million related to transaction-related costs, $(97) million related to the gain on sale of our membership interest in the commercial sale-leaseback portfolio, $(33) million related to unrealized gain on equity investment, $(6) million related to gain on sale of previously impaired project assets, and $(4) million related to construction revenue on solar services contracts.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.
THREE MONTHS ENDED

	March 31, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from (provision for) income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring credits	Impairment of residential lease assets	Gain on business divestiture
GAAP	$178,221	$230,804	$(60,800)	$7,143	4.0%	$(52,064)	(22.6)%	$7,636									$(89,724)
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(171)	—	125		(9)		—	—	—	—	—	—	—	—	—	116
Legacy sale-leaseback transactions	—	—	—	(824)		1		—	—	—	—	—	—	5,734	—	—	4,911
Unrealized gain on equity investment	—	—	—	—		—		—	—	—	—	—	—	(33,000)	—	—	(33,000)
Other adjustments:
Impairment of residential lease assets	—	—	—	(125)		—		—	—	—	—	9,226	—	—	—	(788)	8,313
Construction revenue on solar services contracts	63,505	—	—	11,386		—		—	—	—	—	—	—	—	—	(15,126)	(3,740)
Cost of above-market polysilicon	—	—	—	—		49,428		—	—	—	—	—	—	—	—	—	49,428
Stock-based compensation expense	—	—	—	168		—		—	593	4,905	—	—	—	—	—	—	5,666
Amortization of intangible assets	—	—	—	—		1,786		—	—	—	—	—	—	—	—	—	1,786
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(6,114)	—	—	—	(6,114)
Business reorganization costs	—	—	—	—		—		—	—	2,649	—	—	—	—	—	—	2,649
Transaction-related costs	—	—	—	—		—		—	—	1,422	—	—	—	—	—	—	1,422
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	—	10
Restructuring credits	—	—	—	—		—		—	—	—	(665)	—	—	—	—	—	(665)
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	1,518	—	1,518
Non-GAAP	$241,726	$230,633	$(60,800)	$17,873	7.4%	$(858)	(0.4)%	$7,636									$(57,424)

	December 30, 2018
	Revenue			Gross Profit / Margin					Operating expenses					Benefit from (provision for) income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring credits	Impairment and sale of residential lease assets
GAAP	$265,427	$277,256	$(85,846)	$20,126	7.6%	$(19,616)	(7.1)%	$(8,081)								$(158,174)
Adjustments based on IFRS:
Legacy utility and power plant projects	(240)	(451)	—	(472)		(97)		—	—	—	—	—	—	—	—	(569)
Legacy sale-leaseback transactions	69,254	—	—	6,113		19		—	—	—	—	—	4,852	—	—	10,984
Unrealized loss on equity investment	—	—	—	—		—		—	—	—	—	—	150	—	—	150
Other adjustments:
Impairment and sale of residential lease assets	—	—	—	(2,163)		—		—	—	—	—	81,086	—	—	2,350	81,273
Cost of above-market polysilicon	—	—	—	2,055		35,176		—	—	—	—	—	—	—	—	37,231
Stock-based compensation expense	—	—	—	610		626		—	907	4,281	—	—	—	—	—	6,424
Amortization of intangible assets	—	—	—	616		1,273		—	—	—	—	—	—	—	—	1,889
Business reorganization costs	—	—	—	—		—		—	—	1,330	—	—	—	—	—	1,330
Transaction-related costs	—	—	—	—		—		—	—	(3,142)	—	—	—	—	—	(3,142)
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	10
Restructuring credits	—	—	—	—		—		—	—	—	(1,107)	—	—	—	—	(1,107)
Tax effect	—	—	—	—		—		—	—	—	—	—	—	(6,605)	—	(6,605)
Non-GAAP	$334,441	$276,805	$(85,846)	$26,885	8.0%	$17,381	6.3%	$(8,081)								$(30,306)

	April 1, 2018
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Selling, general and administrative	Restructuring charges	Impairment and sale of residential lease assets
GAAP	$246,928	$253,834	$(108,874)	$40,925	16.6%	$(24,207)	(9.5)%	$(6,144)									$(115,974)
Adjustments based on IFRS:
8point3	(251)	—	—	—		—		—	—	—	—	—	—	—	(177)	—	(177)
Legacy utility and power plant projects	(392)	(1,400)	—	(450)		182		—	—	—	—	—	—	—	—	—	(268)
Legacy sale-leaseback transactions	9,103	—	—	(3,039)		—		—	—	—	—	—	4,412	—	—	—	1,373
Other adjustments:
Impairment of residential lease assets	—	—	—	(3,853)		—		—	—	—	—	49,092	—	—	—	(100)	45,139
Cost of above-market polysilicon	—	—	—	—		18,700		—	—	—	—	—	—	—	—	—	18,700
Stock-based compensation expense	—	—	—	361		580		—	2,877	4,940	—	—	—	—	—	—	8,758
Amortization of intangible assets	—	—	—	1,402		1,090		—	—	—	—	—	—	—	—	—	2,492
Depreciation of idle equipment	—	—	—	289		432		—	—	—	—	—	—	—	—	—	721
Non-cash interest expense	—	—	—	—		—		—	3	19	—	—	—	—	—	—	22
Restructuring charges	—	—	—	—		—		—	—	—	11,177	—	—	—	—	—	11,177
Tax effect	—	—	—	—		—		—	—	—	—	—	—	(170)	—	—	(170)
Non-GAAP	$255,388	$252,434	$(108,874)	$35,635	14.0%	$(3,223)	(1.3)%	$(6,144)									$(28,207)